UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             CONTINUCARE CORPORATION
                             -----------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         -------------------------------
                         (Title of Class of Securities)

                                    212172100
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 12 Pages

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 2 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  STRATEGIC INVESTMENT PARTNERS LIMITED

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    CO

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 3 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QUASAR STRATEGIC PARTNERS LDC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    OO

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 4 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QUANTUM INDUSTRIAL PARTNERS LDC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    OO; IV

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 5 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QIH MANAGEMENT INVESTOR, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    PN; IA

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 6 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  QIH MANAGEMENT LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    OO

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 7 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SOROS FUND MANAGEMENT LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [   ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    OO; IA

                                  SCHEDULE 13G

CUSIP No.  212172100                                          Page 8 of 12 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  GEORGE SOROS (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a. [ ]
                                        b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
 Shares
Beneficially                6             Shared Voting Power
 Owned By                                          0
  Each
Reporting                   7             Sole Dispositive Power
 Person                                            0
  With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [  ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IA

                                                              Page 9 of 12 Pages

Item 1(a)         Name of Issuer:

                  ContinuCare Corporation (the "Issuer")

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  80 Southwest Eighth Street, Suite 2350, Miami, FL 33130

Item 2(a)         Name of Person Filing:

                  The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i) Strategic Investment Partners Limited ("SIPL");

                  ii) Quasar Strategic Partners LDC ("QSP");

                  iii) Quantum Industrial Partners LDC ("QIP");

                  iv) QIH Management Investor, L.P. ("QIHMI");

                  v) QIH Management LLC ("QIH Management");

                  vi) Soros Fund Management LLC ("SFM LLC"); and

                  vii) Mr. George Soros ("Mr. Soros").

                  As of December 31, 2003, none of the Reporting Persons held any Shares (as defined herein).

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each of SIPL, QSP, and QIP is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The principal business office of each of QIHMI, QIH Management, SFM LLC and Mr. Soros is 888 Seventh Avenue, 33rd Floor, New York, NY 10106.

Item 2(c)         Citizenship:

                  1) SIPL is a Cayman Islands corporation;

                  2) QSP is a Cayman Islands exempted limited duration company;

                  3) QIP is a Cayman Islands exempted limited duration company;

                  4) QIHMI is a Delaware limited partnership;

                  5) QIH Management is a Delaware limited liability company;

                  6) SFM LLC is a Delaware limited liability company; and

                  7) Mr. Soros is a United States citizen.

                                                             Page 10 of 12 Pages

Item 2(d)         Title of Class of Securities:

                  Common Stock, $0.0001 Par Value (the "Shares").

Item 2(e)         CUSIP Number:

                  212172100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  As of December 31, 2003, each of SIPL, QSP, QIP, QIHMI, QIH Management, SFM LLC and Mr. Soros may no longer be deemed the beneficial owner of any Shares.

Item 4(b)         Percent of Class:

                  The number of Shares of which each of SIPL, QSP, QIP, QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be the beneficial owner constitutes approximately 0% of the total number of Shares outstanding.

Item 4(c)         Number of shares as to which such person has:

 SIPL, QSP, QIP, QIHMI, QIH Management, SFM LLC and Mr. Soros
 ------------------------------------------------------------
 (i)       Sole power to vote or direct the vote:                              0
 (ii)      Shared power to vote or to direct the vote                          0
 (iii)     Sole power to dispose or to direct the disposition of               0
 (iv)      Shared power to dispose or to direct the disposition of             0

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [X].

Item 6.           Ownership  of  More  than  Five  Percent  on Behalf of Another
                  Person:

                  This Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  This Item 7 is not applicable.

                                                             Page 11 of 12 Pages

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  By signing below each signatory certifies that, to the best of his/its knowledge and belief, the securities referred to above were not acquired and are held for the purpose of or with the effect of changing or influencing control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 12 of 12 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 17, 2004              STRATEGIC INVESTMENT PARTNERS LIMITED


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Attorney-in-Fact

Date:    February 17, 2004              QUASAR STRATEGIC PARTNERS LDC


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Attorney-in-Fact

Date:    February 17, 2004              QUANTUM INDUSTRIAL PARTNERS LDC


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Attorney-in-Fact

Date:    February 17, 2004              QIH MANAGEMENT INVESTOR, L.P.

                                        By:  QIH Management LLC,
                                             its General Partner

                                        By: Soros Fund Management LLC,
                                            its Managing Member


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Assistant General Counsel

Date:    February 17, 2004              QIH MANAGEMENT LLC

                                        By: Soros Fund Management LLC,
                                            its Managing Member


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Assistant General Counsel


Date:    February 17, 2004              SOROS FUND MANAGEMENT LLC


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Assistant General Counsel

Date:    February 17, 2004              GEORGE SOROS


                                        By: /s/ Richard D. Holahan, Jr.
                                           -------------------------------------
                                        Name:  Richard D. Holahan, Jr.
                                        Title: Attorney-in-Fact